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                                                                    Exhibit 10.2

Treasurer/Chief Financial Officer's Bonus Arrangement

Fastenal Company's Treasurer/Chief Financial Officer is paid a bonus under an individual bonus arrangement. Under this arrangement, the Treasurer/Chief Financial Officer's bonus for any quarter is calculated based on the amount by which the Company's consolidated net income for such quarter exceeds a percentage of such quarter's net sales.